HESKETT & HESKETT

ATTORNEYS AT LAW

2401 NOWATA PLACE, SUITE A

BARTLESVILLE, OKLAHOMA 74003

JOHN HESKETT	TELEPHONE (918) 336-1773
JACK HESKETT (1932 - 2005)	FACSIMILE (918) 336-3152
BILL HESKETT (1933 - 1993)	EMAIL: INFO@HESKLAW.COM

September 21, 2020

Farmhouse, Inc.

1355 Market Street, Suite 488

San Francisco, CA 94103

Re:Registration Statement on Form S-1/A [Amendment No. 4]

Ladies and Gentlemen:

We have acted as counsel for Farmhouse, Inc. (the “Company”) in connection with the registration by the Company of 5,454,689 issued and outstanding shares (“Shares”) of common stock, $0.0001 par value per share (the “Common Stock”) of the Company, pursuant to a Registration Statement of Form S-1/A [Amendment No. 4] filed with the Securities and Exchange Commission on September 21, 2020 (the “Registration Statement”).

For purposes of rendering this opinion, we have examined originals or copies of such documents and records as we have deemed appropriate. In conducting such examination, we have assumed the genuineness of all signatures of the authenticity of all documents submitted to us as originals and conformity to original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing and the effect, if any, of the matters discussed below, after having given due regard to such issues of law as we deemed relevant, we are of the opinion that the (i) the Shares have been legally issued and are fully paid and non-assessable.

We are furnishing this opinion to the Company in connection with the Registration Statement. We hereby consent to the reference to us under the heading “Legal Matters” in the prospectus made part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration.

Very truly yours,

/s/ John Heskett

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